Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-257381 and 333-266511 on Form S-3 and Registration Statements Nos. 333-225838, 333-230387, 333-233125, 333-236853, 333-253815 and 333-263358 on Form S-8 of Dianthus Therapeutics, Inc. (formerly Magenta Therapeutics, Inc.), and Registration Statement Nos. 333-274865 on Form S-8 and Registration Statement No. 333-274863 on Form S-3 of Dianthus Therapeutics, Inc. of our report dated May 15, 2023 (December 21, 2023, as to the effects of the exchange ratio described in Note 1), relating to the financial statements of Dianthus Therapeutics OpCo, Inc. (formerly Dianthus Therapeutics, Inc.) appearing in this Current Report on Form 8-K of Dianthus Therapeutics, Inc. dated December 21, 2023.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

December 21, 2023